EXHIBIT 99.1

PRESS RELEASE

EMCORE Receives Notification of Deficiency From NASDAQ

ALBUQUERQUE, NM--(Marketwire - 09/29/10) - EMCORE Corporation (NASDAQ:EMKR - News), a leading provider of compound semiconductor-based components, subsystems and systems for the fiber optics and solar power markets, today announced that on September 23, 2010, it received a notification from the NASDAQ Stock Market indicating that the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days and as a result, the Company is not in compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5450(a)(1). The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock.

Under NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until March 22, 2011, in which to regain compliance with the minimum bid price rule.  To regain compliance, the closing bid price of he Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day grace period.

If the Company does not regain compliance before March 22, 2011, the NASDAQ stated that it will provide the Company with written notice that its securities are subject to delisting. At that time, the Company may appeal the NASDAQ’s determination to a NASDAQ Listing Qualifications Panel, which would stay any further delisting action by the NASDAQ pending a final decision by the panel. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market, and the Company successfully applies for a transfer of its securities to that market.  Such a transfer would provide the Company with an additional 180 calendar day period to regain compliance with the minimum bid requirement.

The Company actively monitors the price of its common stock and will consider available options, including, but not limited to, a reverse stock split, to regain compliance with the continued listing standards of the NASDAQ.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor-based components, subsystems and systems for the fiber optics and solar power markets. EMCORE's Photonic Systems segment is the leading developer and manufacturer of fiber-optic systems and components for a wide range of commercial and military applications including microwave fiber-optic signal transmission and processing, satellite earth-stations, fiber-optic gyroscopes, and terahertz sensing. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.